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                                                                 EXHIBIT 10.10.3

                     WESTCORP EMPLOYEE STOCK OWNERSHIP PLAN
                             AND SALARY SAVINGS PLAN
            (As Amended and Restated Effective as of January 1, 2001)

                               AMENDMENT NO. THREE

                  This amendment to the Westcorp Employee Stock Ownership Plan and Salary Savings Plan (the "Plan") is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of January 1, 2002. This amendment shall supersede Plan provisions to the extent those provisions are inconsistent with the provisions of this amendment.

SECTION 1. LIMITATIONS ON CONTRIBUTIONS

                  Maximum Annual Addition. Except to the extent permitted under section 414(v) of the Code, if applicable, the annual addition that may be contributed or allocated to a participant's account under the Plan for any limitation year shall not exceed the lesser of:

                  (a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or

                  (b) 100 percent of the participant's compensation, within the meaning of section 415(c)(3) of the Code, for the limitation year.

                  The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

SECTION 2. INCREASE IN COMPENSATION LIMIT

                  The annual compensation of each participant taken into account in determining allocation for any Plan year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

SECTION 3. SUSPENSION PERIOD FOLLOWING HARDSHIP DISTRIBUTION.

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         A Participant who receives a distribution of elective deferrals after
December 31, 2001, on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans of the employer for six months after receipt of the distribution. Furthermore, a Participant who receives a distribution of elective deferrals in calendar year 2001 on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans until the later of January 1, 2002, or six months after receipt of the distribution.

SECTION 4. DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

         4.1 Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in section 9.5 of the Plan, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

         4.2 Modification of Definition of Eligible Rollover Distribution to Exclude Hardship Distributions. For purposes of the direct rollover provisions in section 9.5 of the plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

SECTION 5. ROLLOVERS FROM OTHER PLANS

         5.1 The plan will accept participant rollover contributions and/or direct rollovers of distributions made after December 31, 2001, from the following types of plans:

                  (i) a qualified plan described in section 401(a) or 403(a) of the Code.

                  (ii) an annuity contract described in section 403(b) of the Code.

                  (iii) an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

         5.2      Participant Rollover Contributions from IRAs:

                  The plan will also accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or

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408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

SECTION 6. ROLLOVERS DISREGARDED IN INVOLUNTARY CASH-OUTS

                  Rollovers disregarded in determining value of account balance for involuntary distributions. For purposes of section 8.4 and 9.4 of the plan, the value of a participant's nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii) and 457(e)(16) of the
Code. If the value of the participant's nonforfeitable account balance as so determined is $5,000 or less, the plan shall immediately distribute the participant's entire nonforfeitable account balance.

SECTION 7. MODIFICATION OF TOP-HEAVY RULES

         7.1 Effective Date. This section shall apply for purposes of determining whether the Plan is a top-heavy Plan under section 416(g) of the Code for Plan years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code for such years. This section amends Section 10 of the Plan.

         7.2      Determination of Top-heavy Status.

                  (a) Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

                  (b)      Determination of Present Values and Amounts. This
section 7.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

                           (i)      Distributions during year ending on the
determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be

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applied by substituting "5-year period" for "1-year period."

                           (ii)     Employees not performing services during
year ending on the determination date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

         7.3      Minimum Benefits.

                  (a) Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

                  (b) Contributions Under Other Plans. The employer may provide in the adoption agreement that the minimum benefit requirement shall be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of section 401(k)(12) of the Code and matching contributions with respect to which the requirements of section 401(m)(11) of the Code are met).

SECTION 8. REPEAL OF MULTIPLE-USE-TEST

                  The multiple-use test described in Treasury Regulation Section 1.401(m)-2 and the Plan shall not apply for Plan Years beginning after December 31, 2001.

         To signify its adoption of this Plan Amendment, the Administrative Committee of the Westcorp Employee Stock Ownership and Salary Savings Plan has caused its duly authorized officer to execute this document this ___ day of ___________, 2002.

                                        WESTCORP,
                                        A California Corporation

                                        By _________________________________

                                        Title _______________________________

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